Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of OSI Systems, Inc. (the “Company”) of our report dated August 19, 2016, related to the consolidated financial statements and financial statement schedule of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in the Annual Report on Form 10-K for the year ended June 30, 2016, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Los Angeles, California

September 9, 2016